                                  EXHIBIT 99.2

        News release of SITEL Corporation dated June 7, 1996 (Mitre plc)

FROM:                                   FOR:
Swenson/Falker Associates Inc.          SITEL Corporation
121 South Eighth St. Suite 1111         13215 Birch Street
Minneapolis, Minn. 55402                Omaha, Neb. 68164
Contact: Doug Ewing (612) 371-0000      Contact: Michael P. May,
                                                 EVP - Corporate Development
                                                 (402) 498-2696
FOR IMMEDIATE RELEASE

SITEL CORPORATION ANNOUNCES DEFINITIVE AGREEMENT
TO MERGE WITH MITRE PLC, LEADING EUROPEAN TELEMARKETER
- ------------------------------------------------------
 OMAHA, Neb., and LONDON, June 7 -- SITEL Corporation (Nasdaq:SITL), announced today it has executed a definitive agreement to merge with Mitre plc, a leading European teleservicing company with headquarters in London. The definitive agreement provides that SITEL will exchange approximately 9.2 million newly issued common shares for all of Mitre's common shares, which are privately held by 16 members of Mitre's management. Upon closing, the former Mitre shareholders will own approximately 27 percent of SITEL's common stock equivalents outstanding. The transaction will be accounted for as a pooling-of-interests.

     Mitre plc has grown rapidly in recent years and has current annualized revenues of more than $75 million. Mitre plc operates three call centers in the United Kingdom and a fourth call center in Belgium that have the capability to handle calls and respond to electronic mail on behalf of Mitre's clients in over 20 European languages and dialects. Mitre recently opened a fifth call center in Tokyo.

     SITEL is a leader in providing outsourced telephone-based customer service and sales programs on behalf of large corporations in the U.S. and Canada. SITEL had revenues for the 12 months ended Feb. 29, 1996, of $128 million.

     The transaction will enable the combined company to serve the outsourced telephone-based customer service and sales requirements of large corporations in North America, Europe and Japan.

     James F. Lynch, chairman and chief executive officer of SITEL, said, "The partnership of SITEL and Mitre has the potential to transform our young industry. Both companies have grown rapidly to become leaders in their respective markets with similar client-centric organizations. We believe SITEL has the premier client list in North America including many Fortune 500 companies. Likewise, Mitre has a long and extensive client list that includes a large number of leading U.S.-based international corporations as well as over 65 of 'The London Times 100' companies.

                                    - more -

     "All managers and employees of SITEL and Mitre will continue with their current responsibilities, although additional responsibilities will be assigned to certain managers in Europe and North America to ensure coordinated international marketing and service efforts. Henk Kruithof, chairman of Mitre, will become SITEL's largest single shareholder and will join the board of directors of SITEL Corporation."

     Mr. Kruithof said, "The increased outsourcing of telephone-based customer service and sales programs and increased focus on achieving customer loyalty through improved customer service is not only an American phenomenon, but American international corporations appear to be at the forefront of this trend. In addition to many European blue chip companies, Mitre's major clients include a significant number of American international corporations. Because large corporations would generally prefer to deal with their outsourcing vendors on a global basis, we have for some time considered the desirability of finding a North American partner. We believe that of all the major U.S. teleservicing companies, SITEL is best-positioned to be our partner in creating a global leader by virtue of its management depth, the quality and size of its client list, its extensive experience in administering dedicated customer service programs and its sophisticated use of technology. Finally, I have been amazed at the similarities in the growth-oriented cultures and operating practices of these two companies."

     The consummation of the transaction is subject to approval of SITEL Corporation's stockholders, receipt of all necessary regulatory approvals, satisfactory confirmation that the acquisition will be accounted for as a pooling of interests, and other customary conditions. The companies expect the transaction to be consummated by September 1996.

     Mitre plc operates from over 1,200 workstations in five call centers located in the United Kingdom, Belgium and Japan. Mitre plc's wholly-owned subsidiaries include Merit Direct and The Decisions Group, which together are the largest independent telemarketing organization in the U.K., as well as Brussels-based Merit Communications which is a leader in providing international call center solutions for clients serving customers throughout Europe.

     SITEL Corporation, based in Omaha, Neb., is a leader in providing outsourced telephone-based customer service and sales programs on behalf of large corporations in the U.S. and Canada. The company operates over 3,500 workstations in 37 call centers throughout North America and employs approximately 7,000 people.

                                     # # # #


                                        7